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                                                                   EXHIBIT 99.3

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                   MASTER DISTRIBUTION AND MARKETING AGREEMENT

                                     BETWEEN

                         SUMITOMO CORPORATION OF AMERICA

                                       AND

                          DALECO RESOURCES CORPORATION


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This Master Distribution and Marketing Agreement is entered into as of this 16th day of November, 2001 ("Effective Date"), by and between SUMITOMO CORPORATION OF AMERICA, a New York corporation having a place of business at 600 Third Avenue, New York, New York 10016 ("Sumitomo"), and DALECO RESOURCES CORPORATION, a Delaware corporation having its principal place of business at 120 North Church Street, West Chester, Pennsylvania 19380 ("Daleco").

                              W I T N E S S E T H:

WHEREAS, Daleco, through its wholly owned subsidiary corporations, Strategic Minerals, Inc, CA Properties, Inc and Lone Star Minerals, Inc, (hereinafter collectively referred to as "CAMI"), owns or has leasehold interests in certain minerals all as more fully described on Exhibit "A" attached hereto ("Minerals"); and

WHEREAS, Daleco, through its wholly-owned subsidiary corporation, Sustainable Forest Industries, Inc., has certain harvesting concession rights to certain hardwood natural resources in Guyana ("Hardwood Products"); and

WHEREAS, Daleco, though its wholly owned subsidiary corporation, Matrix-Lox, Inc., owns United States Patent No. 5,387,738 ("Patent") for the remediation of soil, water and air, as such products are listed on Exhibit A ("Patented Products"); and

WHEREAS, Sumitomo is skilled in the marketing and distribution of natural resources and is desirous of expanding its horizons into the marketing of the Minerals, the Hardwood Products and the Patented Products; and

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WHEREAS, Sumitomo believes that it can effectively market and distribute the
Minerals, the Hardwood Products and the Patented Products throughout the United States, Canada, Mexico and Japan (hereinafter the "Territory"); and

WHEREAS, Daleco is desirous of entering in an agreement with an entity skilled in the distribution of its Minerals, the Hardwood Products and utilization of its Patented Products; and

WHEREAS, Daleco desires to retain and appoint Sumitomo as its Master Distributor for the marketing and sale of certain of the Minerals, the Hardwood Products and the Patented Products; and

WHEREAS, Sumitomo accepts and desires to become Daleco's Master Distributor in the Territory,

NOW THEREFORE, in consideration of the mutual promises, rights and obligations described in this Agreement, the parties agree as follows:

1.    APPOINTMENT AS MASTER DISTRIBUTOR; DUTIES.

      1.1 APPOINTMENT. Daleco hereby appoints Sumitomo and Sumitomo accepts such appointment to be Daleco's exclusive master distributor for the sale of the Minerals and the Patented Products (hereinafter the Minerals, the Hardwood Products and the Patented Products are sometimes collectively the "Products") in the Territory. Sumitomo shall have the exclusive right to: (a) purchase the Products from Daleco; and (b) market, distribute and resell the Products in the Territory during the Term of this Agreement, and any Renewal Terms (as such terms are defined below in Section 2). In the event Daleco acquires rights to other minerals or natural resources, or develops other remediation products or technologies, or enhancements or


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replacements for the Patent, Daleco hereby grants to Sumitomo a right of first refusal to market, distribute and resell such other minerals or technology within the Territory, and should Sumitomo exercise such right, such other minerals or technology shall be considered "Products", and their sale and marketing by Sumitomo will be subject to the terms and conditions hereof (except as the parties may otherwise agree). To the extent Daleco acquires right in, or develops, other non-mineral products or services, Daleco agrees to consult with Sumitomo to ascertain whether Sumitomo would have an interest in distributing and marketing such other products ("Additional Products"). Throughout the term of this Agreement, Daleco and Sumitomo agree to consult on a regular basis regarding the marketing of the Products or Additional Products both within and outside the Territory.

      1.2 EXCLUSIVITY; SOLICITATION. Daleco agrees that it will not appoint or utilize any other distributor for the Products or sell the Products directly or indirectly in the Territory during the Term and any Renewal Term (as those terms are defined in Section 2 below) of this Agreement. Daleco shall require any other distributors of the Products in areas outside the Territory to agree to not sell or market the Products either directly or indirectly in the Territory. Daleco agrees to diligently attempt to identify, locate and solicit interest and inquiries in the Products within the Territory. Daleco agrees to refer to Sumitomo any sales leads, referrals, inquiries or purchase orders for the Products received by Daleco from within the Territory. Sumitomo will undertake and diligently perform all marketing and sales responsibilities for Daleco's existing customers, including without limitation those customers listed on
Schedule 1.2 attached hereto.

      1.3 POINT OF CONTACT. Sumitomo agrees it will designate a single point of contact to handle all communications to and from Daleco for purposes of implementing and administering


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this Agreement. The name and contact data for such contact at Sumitomo shall be set forth on Exhibit "A" attached hereto. Sumitomo reserves the right to change the identity of such contact from time to time upon written notice to Daleco.

      1.4 APPOINTMENT OF SUB-DISTRIBUTORS. Sumitomo shall have the right to appoint sub-distributors ("Subdistributors") upon the prior written approval of Daleco, which shall not be unreasonably withheld or delayed. Any Subdistributors shall perform their duties and functions consistent with the undertakings and obligations of Sumitomo hereunder. Sumitomo shall be responsible for the conduct and performance of any and all Subdistributors engaged by it as though such conduct and performance was undertaken by Sumitomo.

      1.5 PROMOTION OF THE PRODUCTS. Sumitomo shall diligently promote the Products in the Territory. Daleco shall provide reasonable quantities of the Products (and any sales or promotional literature that Daleco may develop in the future) as may be requested by Sumitomo from time to time for the purposes of promotion and marketing. Sumitomo and Daleco shall cooperate and make available, one to the other, such officers and/or sales and marketing personnel to jointly develop sales and marketing materials. Additionally, Sumitomo shall research, devise and implement those marketing strategies and advertising programs in such manner and utilizing such media as jointly developed with and approved by Daleco. Sumitomo shall bear the costs for any such marketing and advertising programs. Sumitomo agrees that, in the furtherance of the parties' mutual objectives hereunder, it will:

            (a) by means of personal visits to, and by correspondence with, customers and potential customers, solicit orders and interest in the Products;


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            (b) cause its representatives to attend trade shows and technology fairs in the Territory in order to promote the Products;

            (c) maintain contact with customers and to supply technical advice and assistance to customers as needed;

            (d) neither indicate to any third party that it is acting as an agent of Daleco, nor will it incur liability on behalf of Daleco;

            (e) bring to Daleco's attention any evidence of improper or wrongful use of Daleco's intellectual property rights in the Territory of which Sumitomo becomes aware or receives notice, and to cooperate and coordinate with Daleco the taking of any actions to protect the rights of Daleco and Sumitomo with respect to the Products;

            (f) bring to Daleco's attention any market or other information received by Sumitomo which it considers to be of interest to Daleco in relation to the marketing and sale of the Products; and

            (g) identify Daleco as the supplier of the Minerals and the Patented Products and owner of the Patent.

2.    TERM.

      2.1 INITIAL TERM. Subject to Section 11.1 below, the initial term of this Agreement shall be for the ten (10) year period commencing on the Effective Date and ending on November 16, 2011 (Term).


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      2.2 RENEWAL TERMS. Unless terminated by either party by written notice to the other not less than 180 days prior to the end of the Term or Renewal Term, this Agreement shall automatically renew for successive twenty (20) terms (each a "Renewal Term") at the end of the Term.

3.    FEES; WARRANTS.

      3.1 FEES. Sumitomo shall pay to Daleco on the Effective Date a Fee for each of the Products as such Fee is set forth next to such Product on Exhibit A attached hereto ("Product Fees"). Each such Fee shall be paid once only and the parties agree that Daleco shall be entitled to no additional fees for the granting of the rights provided hereunder to Sumitomo. Each such Fee shall be paid in cash in immediately available funds.

      3.2 USE OF PRODUCT FEES. Each Product Fee shall be utilized by Daleco exclusively for the development, extraction, processing and refining of the specific Minerals for which such Product Fee is paid, and shall not be reallocated or utilized by Daleco for any other purpose without the consent of Sumitomo.

      3.3 WARRANTS. As an additional inducement for Sumitomo to enter into this Agreement and pay the Product Fees, Daleco hereby grants to Sumitomo warrants ("Warrants") to purchase Five Hundred Forty Thousand (540,000) shares of Daleco's common stock, as follows:


Amount of Warrants             Exercise Price        Term
------------------             --------------        ----
108,000                        $2.00/share          5 years
162,000                        $2.50/share          5 years


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
270,000                        $3.00/share          5 years


The Warrants shall be issued to Sumitomo pursuant to a Warrant Agreement in the form attached hereto as Exhibit B, which Warrant Agreement shall be executed and delivered as of the Effective Date. The Warrants shall have certain registration rights as provided in that certain Registration Rights Agreement dated as of November 16, 2001 between Daleco and Sumitomo.

4.    PURCHASE AND SALE OF PRODUCTS.

      4.1 ORDERS. Except as the parties may otherwise agree with respect to a particular Product or customer, Sumitomo shall place all orders for Products with Daleco from time to time. Sumitomo shall endeavor to place orders in sufficient time to allow Daleco to fulfill such orders in accordance with the anticipated delivery date. Any orders placed within a time frame that does not permit sufficient time in which to allow the order to be timely and properly filled Daleco shall not be deemed to be a breach of this Agreement and Daleco shall use its best efforts to fill such orders in a prompt and efficient manner. Sumitomo and Daleco agree that, in general, orders shall be placed with Daleco not less than 60 days in advance of the delivery date to Sumitomo ("Lead Time"), or such other Lead Time as shall be established from time to time by the parties. Daleco and Sumitomo further agree and acknowledge that the Lead Time may vary depending on the Mineral or Patented Product ordered, and that the Lead Time is a generalization for discussion and planning purposes only. Daleco will use diligent efforts to complete and fulfill each such order to permit delivery on the delivery date. Each order placed by Sumitomo for Products shall be governed by the terms and conditions of this Agreement; conflicting or additional terms provided in any order, order acknowledgment or other document


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exchanged between the parties shall be of no effect unless specifically accepted in writing by an authorized representative of each party. Each order shall specify, at a minimum:

            o     Desired Quantities of the Product;

            o Tax status, including exemption certificate number if tax exempt;

            o     Exact "Bill to" and "ship to" addresses; and

            o     Requested delivery schedule and preferred shipping method.

      4.2 SHIPPING. All Products will be delivered FOB mine site or manufacturing facility.

      4.3 FORECASTS. Sumitomo shall, from time to time, provide information to Daleco that becomes available to Sumitomo as Sumitomo shall consider useful or appropriate in order to assist Daleco with scheduling the production of Products, which information Sumitomo shall endeavor to ascertain is accurate; provided that, no such information shall be deemed a commitment by Sumitomo to purchase any Products in the absence of a purchase order.

      4.4 CANCELLATION OR POSTPONEMENT OF ORDERS. Sumitomo may cancel or reduce the quantity of any order without liability on or before ten (10) days in advance of the agreed upon delivery date without cancellation charge (except for transportation cancellation charges incurred by Daleco for such order). Sumitomo may postpone the delivery of any portion of an order one time for up to ninety
(90) days without any liability by delivering written notice to Daleco on or before ten (10) days in advance of the agreed upon ship date. Any Product shipped to Sumitomo or Sumitomo's customer shall be property of Sumitomo and/or the customer with title having passed at the delivery point.



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      4.5 DELIVERY OF PRODUCTS. Daleco will deliver all Products FOB the mine site or the manufacturing location unless other terms are agreed upon on a case by case basis. If, after the order has been delivered to Daleco under Section 4.1, Daleco is not able to meet such delivery date, Daleco will immediately notify Sumitomo and Sumitomo may either cancel the order or the parties will agree upon another delivery date. Daleco shall put the Products in the possession of a carrier, obtain and promptly deliver to Sumitomo any documents necessary to obtain possession of the Products. Shipment of the Products shall be made in accordance with Paragraph 5.4 below. Title to the Products shall pass to Sumitomo upon shipment of the Products. Daleco will ship Products with all associated documentation. Products shall be subject to inspection and acceptance by the customer within such number of days after delivery as shall be reasonable and customary in the industry. Sumitomo shall stipulate with the customers that acceptance shall be based solely on whether the Products comply with the specifications for such Products.

      4.6 INSPECTIONS. Sumitomo may visit and inspect Daleco's Mineral sites upon reasonable notice to, and appropriate coordination with, Daleco. Daleco will make available to Sumitomo information regarding the mineral extraction procedures and methods utilized by Daleco or its contractors.

5.    PRICING; PRODUCTION COSTS.

      5.1 PURCHASE PRICE. The price Sumitomo shall pay for Products shall be calculated as follows: (a) Daleco's Delivery Cost (as defined herein) PLUS (b) Fifty percent (50%) of (i) Sumitomo's Sale Price to the customer (as defined herein) LESS (ii) Daleco's Delivery Cost (such difference to be referred to herein as the "Gross Margin").


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For purposes of this Agreement:

"Daleco's Delivery Cost" shall mean Daleco's booked costs and expenses for the extraction, refining, crushing, such other processing or manufacturing of a Mineral or Patented Product as necessary to obtain the grade and quality necessary to fill an order, and the packaging allocable to that specific order. Daleco shall provide to Sumitomo evidence of such costs in the form of invoices from Daleco's contractors for each order. Daleco shall not include in such Delivery Cost any amounts for Daleco's overhead, insurance, etc, or any margin. Daleco will consult regularly with Sumitomo in connection with entering into agreements with contractors for extraction, processing and packaging services. To the extent Daleco arranges and pays for transportation costs with respect to a particular order, Daleco shall include such cost as part of Daleco's Delivery Cost for such order. "Sumitomo's Sale Price" shall mean the invoice cost to the customer for each order (exclusive of any state or local taxes), LESS any transportation costs arranged and paid for by Sumitomo. Sumitomo's Sale Price shall be as determined by Sumitomo; provided that Sumitomo shall consult with Daleco in establishing prices for the Products in the Territory.

      5.2 CREDIT POLICIES; SALES TERMS. Sumitomo shall establish and implement all credit policies and terms of sale to customers, and Sumitomo shall manage all collection procedures and matters, and Sumitomo alone shall approve or reject each customer as Sumitomo shall determine in its own discretion. To the extent Sumitomo cannot collect payment in full from a customer, Sumitomo shall be obligated to pay to Daleco only (i) Daleco's Delivery Cost with respect to such order, and (ii) Fifty percent (50%) of any amount collected from such customer in excess of Daleco's Delivery Cost.


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      5.3 PAYMENTS; REPORTS. Sumitomo shall effect payment to Daleco for each order within 15 days after receipt by Sumitomo of payment by the customer; PROVIDED, HOWEVER, that Sumitomo shall effect payment of the Daleco's Delivery Cost portion of the purchase price to Daleco not more than sixty (60) days after the date of delivery to the customer. Sumitomo shall prepare monthly sales reports for Daleco which reports will tabulate sales activity for each Product for each month, open invoices, collected amounts, calculations of Sumitomo's Sales Price for each order, and uncollected amounts. In the event where Sumitomo is required to refund or return all or a portion of any payment received from a customer of the Products, then in such case Daleco shall refund to Sumitomo any portion of the purchase price for such Product that exceeds Daleco's Delivery Cost for such order.

      5.4 TRANSPORTATION COSTS. Sumitomo and Daleco shall consult with each other with respect to arranging and paying for all transportation and shipping costs (including insurance and fees) for each order, such that they will identify the most efficient and economical method of shipment.

      5.5 SPECIAL PROFIT ALLOCATION. For the customers of Daleco listed on
Schedule 5.5 attached hereto, notwithstanding anything to the contrary herein, Sumitomo shall be entitled to receive a percentage of the Gross Margin that shall range between 10% and 20%, as Daleco and Sumitomo shall agree at the time each order shall be initiated for such customers, based upon the value-added contribution made by Sumitomo with respect to each such order.

6.    WARRANTIES AND REMEDIES.


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      6.1 WARRANTIES. Daleco warrants that each Product sold to Sumitomo shall conform to the grade, quality and other specifications (if any) for that Product and shall pass in the trade as acceptable.

      6.2 REMEDY. Daleco will replace any Product not so conforming as provided in section 6.1 within 30 days of receipt from Sumitomo of a claim of non-conformity.

      6.3 FREE FROM LIENS, POWER TO PERFORM. Daleco warrants that the title to Products conveyed hereunder shall be good and its transfer rightful, and shall be free from all liens, encumbrances, and restrictions. Daleco further warrants that it has all rights and powers necessary to perform its obligations under this Agreement and that it has the right to grant the rights provided to Sumitomo by this Agreement.

      6.4 INTELLECTUAL PROPERTY RIGHTS. Daleco warrants that the Patent and Patented Products do not infringe any copyright, patent, trade secret or other proprietary right and there are no claims or suits threatened, or pending against Daleco or, to the knowledge of Daleco, contemplated against Daleco for infringement of any patents, copyrights, trade secrets or other proprietary right relating to the Patent or Patented Products.

      6.5 LIMITATION. THIS WARRANTY DOES NOT INCLUDE DAMAGES DUE TO INADEQUATE OPERATING ENVIRONMENT, ACCIDENT, DISASTER, NEGLECT, ABUSE, MISUSE, OR ALTERATIONS MADE OTHER THAN AS CONTEMPLATED BY THIS AGREEMENT OR WITHOUT APPROVAL BY DALECO. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.


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EXCEPT AS EXPRESSLY STATED IN SECTION 6, DALECO MAKES NO OTHER WARRANTY OR
REPRESENTATION, EXPRESS OR IMPLIED, WHATSOEVER TO SUMITOMO OR ANY THIRD PARTIES CONCERNING THE USE OR OPERATION OF THE PRODUCTS. DALECO EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.    INDEMNIFICATION.

      7.1 INDEMNIFICATION BY DALECO. Daleco will, at its own expense, defend, indemnify, and hold Sumitomo harmless from and against any and all claims, costs, expenses, damages, or other liability, including reasonable attorneys' fees (collectively "Liabilities"), to the extent that any such action is based on a claim by a third party brought against Sumitomo that any Product infringes a United States patent, or copyright, or misappropriates any trade secret, or arises from (i) any claim of injury or property damage caused by a Product, or
(ii) any breach by Daleco of any of its representations and warranties hereunder. Daleco's obligations under this Section 7.1 are subject to the conditions that: (a) Sumitomo promptly notifies Daleco in writing of any such claim, and (b) Daleco will have sole control of such defense and all negotiations for any settlement or compromise.

      7.2 RIGHTS OF DALECO. If Daleco receives notice of an alleged infringement, or if use or distribution of any Product shall be prevented by an injunction based on alleged infringement, or if Daleco reasonably believes that any Product infringes the rights of any third party, Daleco shall have the right, at its option to (i) obtain the rights for Sumitomo to continue use and distribution of such Product or technology, (ii) substitute other suitable products, software and/or


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technology while maintaining the same form and function, or (iii) modify such
Product so that it is no longer infringing while maintaining the same form and function.

      7.3 INDEMNIFICATION BY SUMITOMO. Sumitomo will at its own expense defend, indemnify and hold Daleco harmless from and against any and all claims, costs, expenses, damages or other liability including reasonable attorney's fees, to the extent that it is based on any conduct or representation by Sumitomo in the performance of its duties hereunder. Sumitomo's obligations under this Section
7.3 are subject to the conditions that: (a) Daleco promptly notifies Sumitomo in writing of any such claim, and (b) Sumitomo will have sole control of such defense and all negotiations for any settlement or compromise.

      7.4 GENERAL INDEMNITY. Each party agrees to indemnify and hold harmless the other party (including their directors, officers, employees, agents and representatives) from and against any claims, damages and liabilities, including reasonable attorney's fees, asserted by any person or entity due to personal injury (including death) or tangible property damage to the extent resulting from the gross negligence or intentional misconduct of such party; PROVIDED, HOWEVER, that such party shall not be liable for that portion of liabilities which are caused by the sole gross negligence of the other party.

8.    CHANGES TO PRODUCTS.

      8.1 REQUIRED CHANGES. Daleco reserves the right to make engineering changes at any time to the Patent and Patented Products (i) which are necessary to comply with changed safety or environmental standards and other environmental regulations, (ii) which are necessary to make the product non-infringing with respect to any patent, copyright or other proprietary interest, (iii) which are for the purpose of improving the quality, reliability or manufacturability


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of the Patent and/or Patented Products or (iv) which are for the purpose of adding to or improving the functionality of the Patent and/or Patented Products. Daleco shall provide Sumitomo reasonable advance notice of any such changes.

9.    CONFIDENTIAL INFORMATION.

      9.1 CONFIDENTIAL AND PROPRIETARY INFORMATION. All information disclosed by one party to the other that the disclosing party labels as confidential at the time of disclosure or which otherwise is reasonably understood by the receiving party to be confidential and proprietary will be deemed "Proprietary Information" under this Agreement. The recipient may not disclose the other party's Proprietary Information, may use it only for purposes specifically contemplated in this Agreement, and must treat it with the same degree of care as it does its own similar information, but with no less than reasonable care. Daleco and Sumitomo shall at all times, both during the term of this Agreement and for a period of at least two (2) years after its termination, maintain in the strictest confidence and trust all such Proprietary Information. These obligations do not apply to information that: (i) is or becomes known by recipient without an obligation to maintain its confidentiality, (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by recipient without use of the disclosing party's Proprietary Information.

10.   TERMINATION.

      10.1 TERMINATION. At any time during the term of the Agreement, either party may terminate this Agreement in the event:


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            (a) the other party ceases to conduct business in the normal course, becomes insolvent or makes a general assignment for the benefit of creditors, becomes generally unable to pay its debts as they become due, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any levy, seizure, attachment or execution against it, or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors which is not dismissed within sixty
(60) days; or

            (b) the other party fails to perform any material obligation required to be performed under this Agreement for a period of thirty (30) days after receipt of notice from the other party of such failure and such failure has not been cured within such thirty (30) day period; then such other party shall have the right to terminate this Agreement immediately by giving written notice to the other of its election to do so.

      10.2 RESIDUAL RIGHTS. Any termination of this Agreement shall not relieve Sumitomo of its obligation to pay for any Products in the manner provided herein or relieve Daleco of its warranty obligations to Sumitomo and the customers.

      10.3 SURVIVAL. The parties agree that the provisions of Sections 3.3, 6, 7, 9, 11 and 12 shall survive termination of this Agreement.

11.   CHANGE IN CONTROL OF DALECO; SPECIAL TERMINATION FEE.

      11.1 CHANGE IN CONTROL. In the event that a Change in Control (as defined herein) shall have occurred with respect to Daleco during the Term or during any Renewal Term (for purposes of this Section 11, the "Current Term"), then in any such case, (a) the Current Term shall be automatically extended to thirty (30) years without further action by either party hereto, and (b)


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Daleco shall give Sumitomo written notice of such Change in Control within 10 days of its occurrence, and (c) Sumitomo shall be entitled to receive a Special Termination Fee (as defined herein) from Daleco.

A "Change in Control" shall mean any event where (i) a third party or parties acquires direct control of a majority of Daleco's voting stock, and such acquiring third party shall terminate, or attempt to terminate, this Agreement; or (ii) Daleco shall enter into a contract to sell or otherwise transfer all or substantially all of its mineral assets, mineral leases, the Hardwood Products, or any rights to the Patent (collectively the "Relevant Assets"), or shall sell or transfer the Relevant Assets to a third party, and in the case of any such sale or transfer this Agreement is not assigned or transferred to, and assumed in all of its respects by, such third party (excepting the case where Sumitomo refuses to grant its consent to such assignment or transfer); PROVIDED, HOWEVER, that a Change in Control shall not have occurred as a result of the conversion by the current holders of any shares of Daleco's Class B Preferred stock issued and outstanding as of November 16, 2001 into shares of Daleco's common stock, or as a result of the exercise of any stock options or warrants issued and outstanding as of November 30, 2001.

      11.2 PAYMENT OF SPECIAL TERMINATION FEE. In the event of a Change in Control, the parties agree that Sumitomo shall be entitled to be compensated for the loss of its expected profits from the distribution and sale of the Products for the remaining period of the term of this Agreement (as such term shall have been extended as provided in Section 11.1) (a "Special Termination Fee"), as shall be determined by the provisions of this Section 11.2. Within 10 days after receipt by Sumitomo of notice of a Change in Control, each of Sumitomo and Daleco shall select and retain a reputable independent financial advisor to render its opinion as to the present value of fair market value of the profits that Sumitomo would have likely earned during the


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remainder of the term of this Agreement had such Change in Control not occurred.
The two financial advisors shall appoint a third advisor (the expenses of which shall be borne equally by Daleco and Sumitomo). The three advisors so appointed shall each render their opinion as required hereby within 30 days of their appointment, including therein a summary of the methodology used. The amount of Special Termination Fee payable to Sumitomo by Daleco shall be the arithmetic average of such three opinions.

The Special Termination Fee shall be payable to Sumitomo within 10 days of its determination as provided herein.

      11.3 SPECIAL TERMINATION FEE NOT A PENALTY. The parties agree that any payment of the Special Termination Fee is a reasonable method of compensating Sumitomo in the event of a Change of Control, and that such payment is not a penalty.

12.   TRADEMARKS AND TRADE NAMES.

      12.1 USE OF TRADEMARKS. During the term of the Agreement, in the advertising and promotion of the Products, Sumitomo may from time to time use Daleco's trade names, logos and trademarks (the "Trademarks"). For this purpose, Sumitomo is granted a non-exclusive, royalty-free, limited license to use the Trademarks in accordance with the distribution and marketing of the Products and/or Patented Products. Sumitomo will not make or permit the removal or modification of any Trademarks or tags, proprietary notices, labels, or other identifying marks placed by Daleco on the Products and/or Patented Products or associated literature.


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      12.2 RIGHTS TO TRADEMARKS. Sumitomo acknowledges that Daleco is the exclusive owner of the Trademarks, and the use of the Trademarks by Sumitomo does not convey to Sumitomo any right, title or interest in or to the Trademarks. Sumitomo has no claim or right in the Trademarks, service marks, or trade names owned, used or claimed now or in the future by Daleco. Sumitomo agrees that it will not register, nor attempt to register any Trademark in any jurisdiction unless expressly approved in writing by Daleco in advance.

13.   GENERAL PROVISIONS.

      13.1 GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania without giving effect to conflicts of law provisions.

      13.2 HEADINGS. Section and subsection headings in this Agreement are included herein or convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      13.3 NOTICE. All notices or other communications hereunder shall be in writing, shall be effective upon receipt and shall be made by hand delivery, certified mail return receipt requested, or by overnight courier, postage prepaid addressed as follows:

          To DALECO:            Daleco Resources Corporation
                                120 North Church Street
                                West Chester, PA  19380

                                Attention:  Gary J. Novinskie, President
          with a copy to:
                                Ehmann, Van Denbergh & Trainor, P.C.
                                Two Penn Center, Suite 725
                                Philadelphia, PA  19102

                                Attention:  C. Warren Trainor

          To SUMITOMO:
                                Sumitomo Corporation of America
                                600 Third Avenue
                                New York, New York,  10016-2001

                                Attention:  Robert G. Graustein,
                                            Senior Vice President

Either party may change its address for Notice by giving the other party not less than ten (10) days notice of its new address in accordance with this Paragraph 13.4.

      13.4 INVALIDITY OF CERTAIN PROVISIONS. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions hereof.

      13.5 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts and be different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

      13.6 NEITHER PARTY DRAFTER. The parties hereto agree that this Agreement is the product of negotiation, that each has been represented by counsel during its negotiation and that neither party shall be deemed the drafter hereof.

      13.7 COSTS. Each party agrees its legal accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents, exhibits and schedules addressed and referenced herein.

      13.8 EXPENSES. Except as otherwise agreed in writing, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

      13.9 FACSIMILE SIGNATURES. This Agreement may be executed by the parties by facsimile signature, which signatures shall be binding for all purposes. Original signatures shall be distributed between the parties for receipt by the other by close of business the next business day following the date of the facsimile signature transmission.

      13.10 ASSIGNMENT. This Agreement may not be assigned (whether voluntarily or by operation of law) by either party without prior written consent from the other which will not be unreasonably withheld or delayed. Any attempt by a party to assign any right, or delegate any duty or obligation, which arises under this Agreement, without such permission, shall be invalid and have no effect. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns, if any, of the parties hereto.

      13.11 FORCE MAJEURE. Except as expressly provided in this Agreement, neither party shall be liable for its failure or delay in performance of its obligations under this Agreement due to strikes, wars, revolutions, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its control.

      13.12 FOREIGN SALES. This Agreement is made subject to all laws, regulations, orders, or other restrictions on the export from the U.S.A. of products, documentation, or of other information about products, which may be imposed from time to time. Neither party shall export any such products or information to any country for which an export license or other governmental approval is required at the time of export without first obtaining such license or approval.

      13.13 RELATIONSHIP OF THE PARTIES. The parties are each independent contractors. No agency relationship between Sumitomo and Daleco is made by this Agreement. Neither party shall have any right or authority to act on behalf of the other nor shall either party represent that it has such right or authority.

      13.14 PUBLICITY; MUTUAL APPROVAL. All publicly distributed materials prepared by either party that mention the other party, the products of the other party, or this Agreement, shall be approved by both parties in writing before publication. Within thirty (30) days of signing this Agreement by both parties, on a date mutually agreed to by Sumitomo and Daleco, Sumitomo and Daleco agree to issue a press release announcing the execution of this Agreement with Daleco.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                     DALECO RESOURCES CORPORATION


                                     By:  /s/ Gary J. Novinskie
                                        --------------------------------------
                                          Gary J. Novinskie,
                                          President


                                     SUMITOMO CORPORATION OF AMERICA


                                     By:  /s/ Robert G. Graustein
                                        --------------------------------
                                          Robert G. Graustein,
                                          Senior Vice President

                                                                    SCHEDULE 1.2

                        LIST OF CURRENT DALECO CUSTOMERS

                  (i)      Penoles - Torreon, Mexico

                  (ii)     Leviathan Mine - California

                  (iii)    Iron Mountain Mine - California

                  (iv) Modern Mushroom Company & Phillips Mushroom Company - Pennsylvania

                  (v)      Chief Consolidated Mines - Eureka, Utah

                  (vi)     Municipal Water Dept. - Park City, Utah

                  (vii)    [Dairy Farm] - Columbus, Ohio (Valentine Contact)

                  (viii)   [Chicken Farm] - Columbus, Ohio (Valentine Contact)

                  (ix)     Chiquaqua Cement for Kaolin

                  (x) Public Service of New Mexico - Acid Flux Process - CaCO3 (2 Plants)

                  (xi)     Arizona Public Service - (Same as above) (1 Plant)

                  (xii) Salt River Power Co. - (Same as Above #'s 10 & 11) (1 Plant)

                  (xiii)   Kentucky Coal - (Coal Slurry Remediation)

                  (xiv)    Municipal Waste Treatment - Columbus, Ohio

                  (xv) Omachron Technologies - (Home water treatment filters)

                  (xvi)    Illinois Hog Association - (Hog waste remediation)

                  (xvii) West Virginia Paper Co. - (As per Bob Martin's contact)

                  (xviii) Guiness, Cina & Eccier Dimensional Stone & Tile - (For the Domestic and International commercialization of the Marble at Oro Grande)

                  (xix)    Walmart Stores (Fertilizer Sales)

                  (xx)     Waste Management, Inc. - General Corporate
                           Development

                  (xxi) City of Albuquerque, Municipal Water Dept. - Albuquerque, NM (Removal of arsenic from drinking water)

                                                                    SCHEDULE 5.5


                       SPECIAL PROFIT ALLOCATION CUSTOMERS

                  (i)      Summitville Mine Remediation - Summitville, CO

                  (ii)     Synthetic Mine operation - Kadish, Nevada

                  (iii)    Hilltop Landscaping (Decorator stone)

                  (iv) WW Construction (supply of road base material for road to Indian Reservation operated by the Bureau of Indian Affairs)

                                                                       EXHIBIT A

                      DESCRIPTION OF THE PRODUCTS AND FEES

The Master Distribution and Marketing Agreement specifically covers the following products:


Product                                  Fee
-------                                  ---

1.  Hardwood Products                    $15,000
2.  Perlite                              $25,000
3.  Zeolite                              $50,000
4.  Kaolin Clay (excluding Japan)        $100,000
5.  Calcium Carbonate                    $100,000
6.  Clean Age Series (CA2, CA3,
      CA4, CA5 and CA6, and all
      future CA or other remediation
      products and services)             $250,000
                                         --------
                                         $540,000

Sumitomo shall have a right of first refusal with respect to the marketing and distribution of other minerals or natural resources, or any new remediation products, Daleco and its subsidiaries acquire or develop in the future. Fees for such additional minerals or natural resources or remediation products shall be negotiated by Sumitomo and Daleco in good faith.

SOLE POINT OF CONTACT AT SUMITOMO:

The initial sole point of contact at Sumitomo for purposes of this Agreement shall be:

Robert G. Graustein
Senior Vice President
& General Manager, Corporate Business Development
Sumitomo Corporation of America
600 Third Avenue
New York, New York  10016
212-207-0635
212-207-0829
robert.graustein@sumitomocorp.co.jp

                                                                       EXHIBIT B


                           [FORM OF WARRANT AGREEMENT]






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